AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger, dated as of May 19, 2005 (the "Effective Date"), is entered into by and among XBR Acquisition, Inc., a Delaware corporation ("XBRA"), CNH Holdings Company, a Nevada corporation and the parent corporation of XBRA ("CNH"), XBridge Software, Inc., a Delaware corporation (the "Company"), and the undersigned stockholders of the Company set forth on the signature page hereto under the heading "Stockholders" (each, a "Stockholder", and collectively, the "Stockholders").

                                    RECITALS


         WHEREAS, the board of directors of CNH, XBRA and the Company have adopted this Agreement and Plan of Merger, providing for the merger of XBRA with and into the Company (the "Merger") under the Delaware General Corporation Law (the "DGCL") in accordance with the provisions of this Agreement and have recommended the Merger to their respective shareholders and members for approval;

         WHEREAS,   the   parties   intend  for  the  Merger  to  qualify  as  a
reorganization within the meaning of Section 368(a) of the Code (as defined below).

                                   ARTICLE I
                                   DEFINITIONS

         Certain terms used in this Agreement but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

                                   ARTICLE II
                                   THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, XBRA will be merged with and into the Company in accordance with this Agreement, and the separate existence of XBRA shall cease, and the Company shall continue as the surviving entity and wholly owned subsidiary of CNH. The Company as it exists from and after the Effective Time, is sometimes referred to hereinafter as the "Surviving Company."

2.2 Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Company shall possess all the rights, privileges, immunities and franchises, as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Companies; and all property, real, personal and mixed, and all debts due to any of the Constituent Companies on whatever account, including subscriptions to shares, and all other things in action and all and every other interest, of or belonging to each of the Constituent Companies, shall be vested in the Surviving Company without further act or deed and without any transfer or assignment having occurred; and all property, rights, privileges, immunities and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Company as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in either of the Constituent Companies shall not revert or be in any way impaired by reason of the Merger; but all rights of


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creditors and all liens upon any property of either of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; and all other effects of the Merger specified in the DGCL shall result therefrom.

2.3 Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to this Agreement, the parties hereto will cause the Merger to be consummated by filing with the appropriate agency of the State of Delaware properly executed Certificate of Merger, substantially in the form attached as Exhibit B, incorporating, to the extent required by the laws of the State of Delaware, this Agreement.

2.4 Certificate of Incorporation; Directors and Officers. The Certificate of Incorporation of the Company from and after the Effective Time shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with the provisions therein and as provided by the DGCL. The directors of the Company shall be the directors of the Surviving Company, until their successors are duly elected and qualified, and the officers of the Company shall be the officers of the Surviving Company holding such positions immediately prior to the Effective Time until their respective successors are duly appointed and qualified.

2.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, XBRA or any holder of any interest as a member of the Company or XBRA:

(a) All 2,150,000 shares of CNH Common Stock held by the Company shall automatically be cancelled;

(b) All shares of Company Common Stock shall automatically be converted into the right to receive a proportionate share of an aggregate of 4,150,000 shares of duly authorized, validly issued, fully paid and non-assessable shares of CNH Common Stock, without interest (the "Merger Price").

(c) The outstanding shares of XBRA Common Stock shall be converted into one thousand (1000) shares of the issued and outstanding common stock of the Surviving Company.

(d) All outstanding options and warrants to purchase Company Common Stock shall be converted into options and warrants to receive shares of CNH Common Stock based on the conversion ratio of Company Common Stock converted into CNH Common Stock in the Merger.

2.6 Merger Payment Procedure. As soon as practicable after the Effective Time, the Surviving Company will distribute to holders of record of Company Common Stock so converted, a certificate representing the proportionate share of CNH Common Stock due as a result of the Merger. In no event shall any holder of Company Common Stock be entitled to receive interest on account of any shares of CNH Common Stock due as a result of the Merger.

2.7 Closing of the Company Books. At the Effective Time, the books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.



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2.8 Reorganization under Section 368(a) of the Code. The parties intend that the
Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and this Agreement are to be interpreted to that effect. Each party agrees to render to the other parties reasonable assistance to preserve that tax treatment, however, no representation is made by any party hereto as to whether the transactions contemplated hereby will so qualify.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                                  STOCKHOLDERS

         The Company and the Stockholders represent and warrant to XBRA and CNH that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date as if made on such date, except as set forth in the Schedules delivered by the Company to CNH concurrently herewith and which are attached hereto. Notwithstanding any provision in this Agreement to the contrary, any representation or warranty made by a Stockholder is made only with respect to the Company and himself or herself and not with respect any other Stockholder.

3.1 Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (a) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (b) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and
(c) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except, in each case, where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to the Company, as the case may be. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2      Capital Structure.

(a) As of the Effective Date, the authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, and no shares of preferred stock. As of the Effective Date, (i) 1,530,380 shares of Company Common Stock were issued and outstanding, (ii) except as set forth in Schedule 3.2, no options or warrants for shares of Company Common Stock were issued and outstanding; and (iii) no shares of Company Common Stock were held in the treasury of the Company. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities having such rights) ("Company Voting Debt") of the Company issued and outstanding. Except as set forth above and in


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Schedule 3.2, there are no equity interests of the Company authorized, issued or outstanding and there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued equity interests of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any equity interest or Company Voting Debt of, or other equity interest in, the Company, (ii) securities convertible into or exchangeable for such equity interests or (iii) obligations of the Company or to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment.

(b) There are no voting trusts, proxies, shareholders agreements or other agreements or understandings to which the Company is a party with respect to the voting or transfer of the equity interests or capital stock of the Company. The Company is not a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire any equity interests of the Company, whether as a result of the transactions contemplated by this Agreement or otherwise.

(c) The Company has not (i) made or agreed to make any split of its equity interests or dividend, or issued or permitted to be issued any equity interests, or securities exercisable for or convertible into equity interests, of the Company, (ii), repurchased, redeemed or otherwise acquired any equity or membership interests of the Company, or (iii) declared, set aside, made or paid any dividends or other distributions on the outstanding equity interests of the Company.

3.3 Authorization and Validity. Each of the Company and the Stockholders has the appropriate power and authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company and the Stockholders of this Agreement and the performance of their respective obligations hereunder have been duly authorized by proper corporate and other proceedings, and this Agreement constitutes the legal, valid and binding obligation of the Company and the Stockholders enforceable against it and them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

3.4 No Conflict; Government Consent. Neither the execution and delivery by the Company or the Stockholders of this Agreement, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or the Stockholders, or (b) the Company's certificate of incorporation or bylaws, (c) the provisions of any indenture, instrument or agreement to which the Company is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or the Stockholders is required to be obtained by the Company or the Stockholders in connection with the execution and delivery of this Agreement, or the legality, validity, binding effect or enforceability of any of this Agreement. Except for the approval of this Agreement by the Company's stockholders and as set forth in Schedule 3.4, no consent, approval or authorization of, or notice to, any other person or entity, including, without


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limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by the Company or the Stockholders or the consummation by it of the transactions contemplated hereby.

3.5      Company Financial Statements.

(a) The Company has delivered to CNH the following  financial  statements of the
Company: unaudited balance sheet of the Company as of December 31, 2004 and the related statements of operations, members' equity and cash flows for the year ended December 31, 2004 (ii) unaudited balance sheets of the Company as of March 31, 2005 (the "Company's Latest Balance Sheet") and the related statements of operations, members' equity and cash flows for the three months then ended.

(b) Each of the unaudited financial statements of the Company have been prepared in accordance with GAAP, applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of the Company as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

(c) Except as set forth in Schedule 3.5(c) and on the Company's Latest Balance Sheet, or in the notes thereto, the Company does not have any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due), and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability.

3.6 Liabilities and Obligations. Except as set forth in Schedule 3.6, the Financial Statements reflect all liabilities of the Company, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

3.7      Employee Matters.

(a) Schedule 3.7(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Company who are currently compensated at a rate in excess of $50,000 per year and who earned in excess of such amount during the Company's preceding fiscal year. In addition, Schedule 3.7(a) contains a complete and accurate description of (i) all increases in Cash Compensation of employees of the Company during the current and immediately preceding fiscal years of the Business and (ii) any promised increases in Cash Compensation of employees of the Company that have not yet been effected.



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

(b) Schedule 3.7(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Company or to which the Company contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.7(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

(c) Schedule 3.7(c) contains a complete and accurate list of all employment agreements (the "Employment Agreements") to which the Company is a party with respect to its employees or is otherwise obligated.

(d) Schedule 3.7(d) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Company.

(e) The Company: (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no: (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist; or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company, nor does any basis therefor exist.

(f) The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company are represented by any union, labor organization or collective bargaining unit. To the best knowledge of the Company, the employees of the Company have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

(g) All employees of the Company are citizens of, or are authorized to be employed in, the United States.

3.8      Employee Benefit Plans.

(a) Schedule 3.8(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by the Company or to which the Company contributes or may be obligated to contribute on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of the Company's or Shareholder's employees within the three years preceding the date hereof. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to


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any Employee  Benefit  Plan. No  threatened  or pending  claims,  suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

(b) The Company has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Neither the Company or any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

(c) No facts or circumstances exist that would result in the imposition of liability against Purchaser by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA. the Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Company

(d) Schedule 3.8(d) contains a complete and accurate list of all claims made (without identifying specific individuals) under any medical or dental care plan or commitment offered by the Company to its employees involving hospitalization, medical or dental care claims that have exceeded $5,000 per year for an individual during the Company's current fiscal year or any of Shareholder three fiscal years preceding the date hereof.

3.9 Title; Leased Assets. A description of all interests in real property owned by the Company (collectively, the "Real Property") is set forth in Schedule 3.9(a). Except as set forth in Schedule 3.9(a), the Company has good, valid and marketable title to all the Real Property. Except as set forth in Schedule 3.9(b), the Company has good, valid and marketable title to all tangible and intangible personal property owned by it (collectively, the Personal Property"). A list of all leases of real and personal property to which the Company is a party, either as lessor or lessee, are set forth in Schedule 3.9(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Except for those assets acquired since September 30, 2004, all tangible and intangible assets used in the conduct of the business of the Company are reflected in the Financial Statements in a manner that is in conformity with


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generally  accepted  accounting  principles  applied on a consistent  basis with prior periods. the Company owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Company, which will not be impaired by the consummation of the transactions contemplated hereby.

3.10     Commitments.

(a) Except as set forth in Schedule 3.10, the Company has not entered into, nor are the shares of Company Common Stock, or the assets of the Company bound by, whether or not in writing, any (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (x) agreement between the Company and any affiliate of the Company; (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Company; (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $25,000 in the aggregate; (xiii) powers of attorney; (xiv) contracts containing noncompetition covenants; (xv) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company.

         All of the foregoing are hereinafter collectively referred to as the "Commitments." There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.10. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company and Shareholders, may be made by any party thereto, nor has the Company waived any rights thereunder. The Company has not received notice of any default with respect to any Commitment.

(b) Except as contemplated hereby, neither the Company nor the Stockholders has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and neither the Company nor the Stockholders knows of any fact that would justify the exercise of such a right. Neither the Company nor the Stockholders currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in
Schedule 3.10, none of the customers or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company.



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

3.11 Adverse Agreements. the Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as the Company or the Stockholders can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

3.12 Insurance. A list of all insurance policies of the Company are set forth in
Schedule 3.12. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date.

3.13     Patents, Trade-marks, Service Marks and Copyrights.

(a) The Company owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.13 is a true and correct description of the following (the "Proprietary Rights"): (i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by the Company with respect to the business of the Company, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others, or which it licenses or authorizes others to use.

(b) The Company has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Company nor any Shareholder knows of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

(c) The Company and the Stockholders have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company with respect thereto.

3.14 Trade Secrets and Customer Lists. The Company has the right to use, free and clear of any claims or rights of others all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company.

3.15 Material Adverse Change. Since September 30, 2004, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Company which could reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.16 Taxes. The Company has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided on the Company Latest Balance Sheet and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company in respect of any taxes or other governmental charges are adequate. The Company is taxable as a "C" corporation for federal income tax purposes.

3.17 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to best knowledge of any of its officers, threatened against or affecting the Company. The Company has no contingent obligations not provided for or disclosed in the Company Latest Balance Sheet.

3.18 Material Agreements. Schedule 3.18 lists all agreements, contracts, leases, licenses and other instruments to which the Company is a party.

3.19 Compliance With Laws. The Company has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.20 Information Furnished to the Company and Stockholders. The Company and each of the Stockholders have been provided with, and is familiar with, the financial and other information regarding the business and operations of CNH, including, but not limited to, the CNH SEC Documents that the Company and the Stockholders deem necessary for evaluating the merits and risks of the transactions contemplated by this Agreement. Each of the Stockholders are knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

3.21 Investment Purposes. The Stockholders are acquiring the CNH Common Stock for investment purposes and not with a view toward resale or distribution thereof, and has no present intention of selling, granting any participation in, or otherwise distributing the CNH Common Stock.

3.22 Restricted Securities. The Stockholders understand that the shares of CNH Common Stock will be issued by CNH pursuant to an exemption from the registration requirements of the Securities Act, and are characterized as "restricted securities" under the Securities Act and may be resold without registration under the Securities Act only in limited circumstances. In connection with the foregoing, each of the Stockholders is familiar with Rule
144 and  understand  the resale  limitations  imposed  thereby on the CNH Common
Stock.

3.23 Broker's or Finder's Commissions. No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by the Company or any of its officers, directors or agents or the Stockholders with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES CNH AND XBRA


         CNH and XBRA represent and warrant to the Company and the Stockholders that the statements contained in the Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date as if made on such date, except as set forth in the Schedules delivered by CNH to the Company concurrently herewith.

4.1 Organization. CNH is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada. XBRA is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of XBRA and CNH (a) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (b) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (b) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except, in each case, where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to XBRA or CNH, as the case may be. Except for CNH' ownership of the equity interest in XBRA or as otherwise as contemplated herein, neither XBRA nor CNH directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

4.2      Capital Structure.

(a) As of the Effective Date, the authorized capital stock of CNH consists of 10,000,000 shares of CNH Common Stock, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the Effective Date, (i) 4,778,385 shares of CNH Common Stock and no shares of preferred stock were issued and outstanding, (ii) except as set forth in Schedule 4.2, no options for shares of CNH Common Stock were issued and outstanding; and (iii) no shares of CNH Common Stock were held in the treasury of the Company. All the outstanding shares of CNH Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of the Effective Date, CNH is the sole stockholder of XBRA. Except as set forth in
Schedule 4.2, there are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities having such rights) ("Voting Debt") of CNH or XBRA issued and outstanding. Except as set forth above and in Schedule 4.2, there are no equity interests of CNH or XBRA authorized, issued or outstanding and there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued equity interests of CNH or XBRA, obligating CNH or XBRA to issue, transfer or sell or cause to be issued, transferred or sold any equity interest or Voting Debt of, or other equity interest in, CNH or XBRA, (ii) securities convertible into or exchangeable for such equity interests or (iii) obligations of CNH or XBRA to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment. Except as contemplated under this Agreement or as set forth in Schedule 4.2, CNH has not granted to any Person any rights to have any securities registered under the Securities Act.

(b) There are no voting trusts, proxies, shareholders agreements or other agreements or understandings to which CNH is a party with respect to the voting or transfer of the equity interests or capital stock of CNH. CNH is not a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire any equity interests of CNH, whether as a result of the transactions contemplated by this Agreement or otherwise.

(c) CNH has not (i) made or agreed to make any split of its equity interests or dividend, or issued or permitted to be issued any equity interests, or securities exercisable for or convertible into equity interests, of CNH, (ii), repurchased, redeemed or otherwise acquired any equity or membership interests of CNH, or (iii) declared, set aside, made or paid any dividends or other distributions on the outstanding equity interests of CNH.

4.3 Authorization and Validity. Each of XBRA and CNH has the appropriate power and authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by XBRA and CNH of this Agreement and the performance of their respective obligations hereunder have been duly authorized by proper corporate and other proceedings, and this Agreement constitutes the legal, valid and binding obligation of XBRA and CNH enforceable against it and them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

4.4 No Conflict; Government Consent. Neither the execution and delivery by XBRA and CNH of this Agreement, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on XBRA or CNH, or (b) CNH' or XBRA's articles of incorporation or bylaws, (c) the provisions of any indenture, instrument or agreement to which either XBRA or CNH is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of XBRA or CNH pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by XBRA, CNH or the CNH Shareholder is required to be obtained by XBRA or CNH in connection with the execution and delivery of this Agreement, or the legality, validity, binding effect or enforceability of any of this Agreement. Except as set forth in
Schedule 4.4, no consent, approval or authorization of, or notice to, any other person or entity, including, without limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by XBRA or CNH or the consummation by it of the transactions contemplated hereby.

4.5      CNH Financial Statements.

(a) CNH has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed with the SEC since January 1, 2003 (the "CNH SEC Documents"), each of which complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. No Subsidiary of CNH is required to file any form, report, statement, schedule, registration statement or other document with the SEC. No CNH SEC Document, when filed (or, if amended or superseded by a filing prior to the Closing Date, on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the audited and unaudited consolidated financial statements of CNH (including any related notes thereto) included in the CNH SEC Documents have been prepared in accordance with GAAP, applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of CNH and its Subsidiaries as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

(c) Except as set forth in Schedule 4.5(c) and on the balance sheet of CNH as of December 31, 2004 included in the CNH SEC Documents (the "CNH Latest Balance Sheet"), or in the notes thereto, CNH does not have any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due), and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability.

(d) XBRA is a newly formed entity, formed for the purpose of the Merger, and has no assets or liabilities of any kind whatsoever.

4.6 Material Adverse Change. Since December 31, 2004, there has been no change in the business, property, condition (financial or otherwise) or results of operations of CNH which could reasonably be expected to have a Material Adverse Effect with respect to CNH.

4.7 Taxes. CNH has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by CNH, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided on the CNH Latest Balance Sheet and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of CNH in respect of any taxes or other governmental charges are adequate. CNH is taxable as a "C" corporation for federal income tax purposes.

4.8 Litigation and Contingent Obligations. Except as set forth in Schedule 4.8, there is no material litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to best knowledge of any of its officers, threatened against or affecting CNH. CNH has no contingent obligations not provided for or disclosed in the CNH Latest Balance Sheet.

4.9 Material Agreements. Schedule 4.9 lists all agreements, contracts, leases, licenses and other instruments to which CNH is a party.

4.10 Compliance With Laws. CNH has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect with respect to CNH.

4.11 Operations. XBRA has ever had any operations.

4.12 Issuance of CNH Common Stock. The shares of CNH Common Stock to be delivered to the Stockholders hereunder have been duly and validly authorized and when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and will not have been issued in violation of any statutory preemptive rights, or any other preemptive right, co-sale right, right of first refusal or other similar right.

4.13 Broker's or Finder's Commissions. No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by XBRA, CNH or any of its officers, directors or agents or the CNH Shareholder with respect to the transactions contemplated by this Agreement.

                                    ARTICLE V
                                     CLOSING

5.1 Closing. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Jackson Walker L.L.P., 2435
N. Central Expressway, Suite 600, Richardson, Texas, 75080 on or before April 30, 2005, or such other date as mutually agreed to by the parties (the "Closing Date")

5.2 XBRA and CNH Conditions. The obligation of XBRA and CNH to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and the Stockholders contained in Article III shall be true and correct in all material respects and the covenants and agreements of such parties set forth in Article VI shall have been complied with at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(b) Consents. The Company and the Stockholders shall have received all approvals and consents required under its loan agreements, leases, and indentures, shareholders agreements or other debt documents or contracts necessary to consummate the transactions contemplated herein, including without limitation, those set forth on Schedule 3.4.

(c) Debt Conversion. CNH shall have obtained the agreement of Ms. Cindy Garr, Greg Royal and Derek Downs to convert aggregate of $482,394.31 of debt standing on the balance sheets of the Company at the Effective Date, into shares of CNH Common Stock, at a conversion price equal to the average closing price of a share of CNH Common Stock on ten trading days immediately prior to the Effective Date.
(d) No Injunctions. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

5.3 The Company and the Stockholders Conditions. The obligation of the Company and the Stockholders to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of XBRA and CNH contained in Article IV hereof shall be true and correct in all material respects and the covenants and agreements of such parties set forth in Article VI shall have been complied with at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(b) Consents. The XBRA and CNH shall have received all approvals and consents required under their respective loan agreements, leases, and indentures, shareholders agreements or other debt documents or contracts necessary to consummate the transactions contemplated herein including without limitation, those set forth on Schedule 4.4.

(c) Approval of Company Shareholders. The Company shall have obtained the consent of the holders of a majority of the outstanding shares of Company Common Stock.

(d) No Injunctions. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

5.4 Closing Deliverables.

(a) At the Closing, the Company will have delivered or caused to be delivered to CNH all of the following in form and substance satisfactory to CNH:

(i) a certificate of the secretary of the Company, certifying (A) that a true, correct and complete copy of the certificate of incorporation of the Company is attached, and (B) that a true, correct and complete copy of the bylaws of the Company is attached;

(ii) copies of the resolutions unanimously and duly adopted by the Company's board of directors, authorizing the execution, delivery and performance by the Company of this Agreement, and the consummation of all of the other transactions hereunder and thereunder, certified as of the Closing Date by the secretary of the Company;

(iii) a certificate dated as of the Closing Date from an officer of the Company and from each of the Stockholders stating that the conditions specified in
Section 5.2(a), (b) and (e), and Section 5.3(c) have been fully satisfied;

(iv) Exchange and Settlement Agreements, in the form set forth in the attached Exhibit C, signed by each of Messrs. Derek Downs, Gregory Royal and Ms. Cindy Garr; and

(b) At the Closing, CNH will have delivered or caused to be delivered to the Company and the Stockholders each of the following in form and substance satisfactory to the Company and the Stockholders:

(i) copies of the resolutions unanimously and duly adopted by the boards of directors of CNH and of XBRA, respectively, authorizing the execution, delivery and performance by CNH and XBRA of this Agreement, and the consummation of all of the other transactions hereunder and thereunder, certified as of the Closing Date by the secretary of CNH and XBRA, as applicable; and

(ii) a certificate of existence and good standing from the Secretaries of State of the States of Texas and Delaware, each of a recent date, with respect to CNH and XBRA, as applicable.

                                   ARTICLE VI
                              PRE-CLOSING COVENANTS

6.1 Covenants of CNH and XBRA. After the Effective Date and until the earlier of
(a) the Closing Date or (b) the expiration or termination of this Agreement, unless the Company shall otherwise consent in writing:

(a) Conduct of Business. CNH will carry on and conduct there respective businesses in substantially the same manner as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. XBRA will not conduct any business of any kind whatsoever.

(b) Compliance with Laws. Each of CNH and XBRA will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

6.2 Covenants of the Company.  After the Effective Date and until the earlier of
(a) the Closing Date, or (b) the expiration or termination of this Agreement, unless CNH shall otherwise consent in writing;

(a) Conduct of Business. the Company will carry on and conduct its business in substantially the same manner as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and in good standing in its jurisdiction of incorporation or organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Without limiting the generality of the foregoing, the Company will not: (i) declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its equity ownership; or directly or indirectly redeem, purchase, repurchase (except as required to consummate the transactions contemplated herein) or otherwise acquire any the Company Common Stock or any securities or obligations convertible into or exchangeable for any of its the Company Common Stock, as the case may be; (ii)(A) incur or assume any debt or issue any debt securities, except under its existing lines of credit, but not exceeding the current credit limit under such lines of credit, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (C) make any loans or advances to any person, other than with respect to extensions of credit to their respective customers in the ordinary course of business consistent with past practice, or
(D) mortgage or pledge any of its assets, tangible or intangible, or create any material Lien thereupon; (iii) enter into any lines of business or otherwise commence operation of any business; or (iv) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article IV hereof materially untrue or incorrect.

(b) Compliance with Laws. The Company will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(c) Merger. Except as contemplated by this Agreement, the Company will not merge or consolidate with or into any other Person.

(d) Dilution of Ownership. The Company will not consent to or approve of the issuance of (i) any additional stock, securities or other equity securities or interests, (ii) any instrument convertible voluntarily by the Company or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such stock, securities or interests, or (iii) any warrants, options, contracts or other commitments entitling any third party to purchase or otherwise acquire any such stock, securities or interests.

6.3 Access. From the Effective Date until the Closing Date (or the termination of this Agreement), each party shall afford to the other party and such other party's representatives reasonable access, upon reasonable notice during normal business hours, to all its properties, books, contracts, commitments, personnel and records and shall furnish promptly to such other party all information concerning its business, properties and personnel as may reasonably be requested. All such information as may be furnished by or on behalf of a party to another party or such other party's representatives pursuant to this Section
6.3 shall be and remain confidential.  No investigation pursuant to this Section
6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.4 Notification of Certain Matters. Each of the Company, XBRA, CNH, and the Stockholders shall promptly advise the other parties orally and in writing of
(a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any event or change or impending occurrence of any event or change of which it has knowledge and which has resulted, or which, insofar as can reasonably be foreseen, is likely to result, in any of the conditions to the transactions contemplated hereby set forth in Article V not being satisfied; provided, however, that no such
notification  shall  affect  the  representations,   warranties,   covenants  or
agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                  ARTICLE VII
            REGISTRATION; LIMITATION ON TRANSFER OF CNH COMMON STOCK

7.1 Registration and Listing. CNH will cause the CNH Common Stock to be issued pursuant to this Agreement to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act and will comply in all material respects with its reporting and filing obligations under the Exchange Act. In addition, on or before July 31, 2005, pursuant to the registration rights covenants set forth in the attached Exhibit D, CHN will file a registration statement with the SEC covering the shares of CNH Common Stock to be issued under this Agreement.

7.2 Restriction on Transfer. Except pursuant to Section 7.1, the shares of CNH Common Stock to be issued to the Stockholders in the Merger will not be registered under the Securities Act on the Closing Date and may not be transferred, sold or otherwise disposed of by any Stockholder, except pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act.

7.3 Restrictive Legend. Each certificate representing shares of CNH Common Stock issued by CNH in accordance with Section 2.5 shall bear the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE APPLICABLE SECURITIES AND EXCHANGE COMMISSION RULES AND REGULATIONS.

7.4 Removal of Restrictive Legend. CNH agrees to remove such legend (or any relevant portion thereof), by prompt delivery of substitute certificates upon the request of the holder if at such time such legend (or portion thereof) is no longer required for purposes of, or applicable pursuant to, the prior provisions of this Article VII.

                                  ARTICLE VIII
                          INDEMNIFICATION; TERMINATION

8.1 Indemnification by the Stockholders. Each of the Stockholders hereby agrees to defend, indemnify and hold CNH and its officers, directors, shareholders, employees, successors, heirs, assigns, attorneys and representatives harmless against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not CNH is a party thereto) which CNH may pay or incur arising out of or relating to a breach of any representation, warranty or covenant of the Company or the Stockholders under this Agreement. Notwithstanding the foregoing, a Stockholder's obligation to indemnify CNH shall only apply to the extent (a) that the Company or such Stockholder breached his representations, warranties or covenants (and not those of any other Stockholder) and (b) of such Stockholder's Gross Proceeds.

8.2 Indemnification by CNH. CNH agrees to defend, indemnify and hold the Company and the Stockholders, and their respective officers, directors, shareholders, members, employees, successors, assigns, attorneys and representatives harmless against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Company or the Stockholder is a party thereto) which the Company or the Stockholders may pay or incur arising out of or relating to a breach of any representation, warranty or covenant of CNH under this Agreement.

8.3 Survival of Representations and Warranties. The representations and warranties made by parties in this Agreement and in any certificate or schedule furnished hereunder shall survive the Effective Time for a period of one (1) year thereafter. None of the covenants or agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation, the covenants and agreements contained in Section 8.1 and 8.2 above.

8.4 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to the Closing as follows:

(a) by mutual written consent of all the parties;

(b) by CNH or XBRA in the event any of the conditions in Section 5.2 have not been satisfied on or before May 31, 2005 through no fault of XBRA or CNH; or

(c) by the Company in the event any of the conditions in Section 5.3 have not been satisfied on or before May 31, 2005, through no fault of the Company or any of the Stockholders;

8.5 Effect of Termination.  If this Agreement is terminated pursuant to Sections
8.4 all rights and obligations of the parties hereunder shall terminate without liability of any party to any other party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1 Headings. Section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

9.2 Expenses. Each of the parties shall bear their own expenses (including reasonable attorneys' fees and time charges of attorneys) paid or incurred by such party in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of this Agreement and the Merger.

9.3 Entire Agreement; Assignment. This Agreement and the attached Exhibits and Schedules embodies the entire agreement and understanding among XBRA, CNH, the Company and the Stockholders and supersede all prior agreements and understandings among such parties relating to the subject matter thereof. This Agreement may not be assigned without the prior written consent of the other parties.

9.4 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.5 Amendment. No amendment or modification to this Agreement shall be effective, unless in writing and signed by all the parties.

9.6 Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

9.7 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at (a) its address or facsimile number set forth on the signature pages hereof or (b) such other address or facsimile number as such party may hereafter specify. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mail, certified or registered with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section.

9.8 Choice Of Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO ITS CHOICE OF LAWS PROVISIONS.

9.9 Venue. THE EXCLUSIVE JURISDICTION FOR ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

9.10 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement may be executed and delivered by facsimile copy.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                       CNH HOLDINGS COMPANY


                       By:______/s/____________________________________________
                       Name:  Derek Downs
                       Title: President
                       Address: 17304 Preston Road, Suite 975
                                       Dallas, Texas 75252
                       Fax:   972-381-4635_




                       XBR ACQUISITION, INC.


                       By:____/s/_______________________________________________
                       Name:  Cindy Garr
                       Title: President
                       Address: 17304 Preston Road, Suite 975
                                       Dallas, Texas 75252
                       Fax:   972-381-4635




                       XBRIDGE SOFTWARE, INC.


                       By:____/s/_______________________________________________
                       Name:  Cindy Garr
                       Title: President
                       Address: 17304 Preston Road, Suite 975
                                       Dallas, Texas 75252
                       Fax:   972-381-4635

                                  STOCKHOLDERS:

                                      /s/
                              --------------------------------------------------
                                    Cindy Garr
                              Address:       ___________________________________

                              Fax:           ___________________________________




                                      /s/
                              --------------------------------------------------
                                    Gregory Royal
                              Address:       ___________________________________

                              Fax:           ___________________________________

                                    EXHIBIT A

                                   DEFINITIONS



         As used in this Agreement:

         "Affiliate" has the meaning ascribed to such term in the Exchange Act.

         "Agreement" means this agreement, as it may be amended or modified and in effect from time to time.

         "Cash Compensation" is defined in Section 3.7(a).

         "Closing" is defined in Section 5.1.

         "Closing Date" is defined in Section 5.1.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitments" is defined in Section 3.10.

         "Company" is defined in the preamble to this Agreement.

         "Company Voting Debt" is defined in Section 3.2.

         "Company's Latest Balance Sheet" is defined in Section 3.5.

         "Compensation Plans" is defined in Section 3.7(b).

         "Constituent Companies" means the Company and XBRA.

         "Effective Date" is defined in the preamble to this Agreement.

         "Effective Time" means the time at which the Certificate of Merger are filed with the Secretary of State of the State of Delaware, in accordance with the DGCL.

         "Employee Benefit Plan" is defined in Section 3.8(a).

         "Employee Policies and Procedures" is defined in Section 3.7(d).

         "Employment Agreement" is defined in Section 3.7(c).

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time, and any rule and regulation issued thereunder.

         "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

         "GAAP" means generally accepted accounting principles as in effect from time to time, applied in a consistent manner.

         "CNH Common Stock" means shares of CNH' common stock, $0.0001 par value.

         "CNH Latest Balance Sheet" is defined in Section 4.5(c).

         "CNH SEC Documents" is defined in Section 4.5(a).

         "CNH" is defined in the preamble to this Agreement.

         "XBRA" is defined in the preamble to this Agreement.

         "Company Common Stock" means the Company's common stock, $.01 par value per share.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

         "Material Adverse Effect" means, with respect to a Person, a material adverse effect on (i) the business, Property, condition (financial or otherwise), or results of operations of the Person taken as a whole, (ii) the ability of the Person to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement or the rights or remedies of hereunder.

         "DGCL" is defined in the Recitals to the Agreement.

         "Merger" is defined in the Recitals to this Agreement.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Personal Property" is defined in Section 3.9.

         "Property Rights" is defined in Section 3.13.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Real Property" is defined in Section 3.9.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and any rule and regulation issued thereunder.

         "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         "Substantial Portion" means, with respect to the Property of the Company, Property which (a) represents more than 10% of the consolidated assets of the Company as would be shown in the consolidated financial statements of the Company as at the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company as reflected in the financial statements referred to in clause (a) above.

         "Surviving Company" is defined in Section 2.1.

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

         "Voting Debt" is defined in Section 4.2.

                                    EXHIBIT B

                              CERTIFICATE OF MERGER


                             [See attached document]

                              CERTIFICATE OF MERGER
                                     MERGING
                              XBR ACQUISITION, INC.
                            (A DELAWARE CORPORATION)
                                  WITH AND INTO
                             XBRIDGE SOFTWARE, INC.
                            (A DELAWARE CORPORATION)



         The following certificate of merger ("CERTIFICATE OF MERGER") is submitted in accordance with the Delaware General Corporation Law ("DGCL"), pursuant to Section Std. 251.

         FIRST: The name and jurisdiction of the surviving corporation shall be XBridge Software, Inc., a Delaware corporation.

         SECOND: The name and jurisdiction of the merging corporation is XBR Acquisition, Inc., a Delaware corporation.

         THIRD: The Merger shall become effective at such time as XBridge Software, Inc. and XBR Acquisition, Inc. file this Certificate of Merger in accordance with Section 251 of the DGCL with the Secretary of State of the State of Delaware.

         FOURTH: Agreement and Plan of Merger dated as of April 29, 2005, by and among XBridge Software, Inc., XBR Acquisition, Inc., CNH Holdings Company and the stockholders of XBridge Software, Inc. listed therein (the "AGREEMENT AND PLAN OF MERGER"), has been approved, adopted, certified, executed and acknowledged by each of XBridge Software, Inc., and XBR Acquisition, Inc. in accordance with Section 251 of the DGCL.

         FIFTH: The Agreement and Plan of Merger is on file at the office of XBridge Software, Inc., being the surviving corporation, 17304 Preston Road, Suite 975, Dallas, Texas 75252.

         SIXTH: A copy of the Agreement and Plan of Merger will be furnished by XBridge Software, Inc., as the surviving corporation, on request and without cost, to any stockholder of XBridge Software, Inc. or XBR Acquisition, Inc.





                                  *************

2

         IN WITNESS WHEREOF, the undersigned have caused this Certificate of Merger to be executed by their respective duly authorized officers as of April 29, 2005.

                      XBR ACQUISITION, INC.



                      By:    /s/
                          -------------------------------------------------
                            Cindy Garr,
                            President


                      XBRIDGE SOFTWARE, INC.



                      By:   /s/
                          -------------------------------------------------
                            Cindy Garr,
                            President

                                    EXHIBIT C

                        EXCHANGE AND SETTLEMENT AGREEMENT


                             [See attached document]

                                  SCHEDULE 3.2


                                                             Strike
2000 Option Pool                                              Price
----------------
Technacity LLC                                       45,000    0.01

2001 Option Pool
Klaus Truemper                                        5,000   0.625
Wendy Matthews                                       20,000   0.625
Tanya Stevens Belfield                                5,000   0.625
Chris Bird                                            5,000    1.25
Gregory Royal                                       100,000    1.25
Jim Miller                                           60,824    1.25
Cynthia A Garr                                       15,426    1.25


                                                 Warrants
                                 Warrants      Strike Price
King Hughes                       45,000                 1.25
King Hughes                       25,000                 1.25
Joyce Ramay                       25,457                 1.25
Donivan McFaul                     7,543                 1.25
King Hughes                       12,217                 1.25

                                  SCHEDULE 3.4


                                      NONE

                                SCHEDULE 3.5 (C)


                                      NONE

                                  SCHEDULE 3.6


                                      NONE

                                SCHEDULE 3.7 (A)


Gregory T. Royal__         President Cistera Networks Canada  $130,000 USD
Cynthia A Garr____         Independent Contractor             $  96,000 USD
Ramana Guntor_____         Independent Contractor             $105,000 USD
Randy Wood________         Independent Contractor             $  75,000 USD

                                SCHEDULE 3.7 (B)


                                      NONE

                                SCHEDULE 3.7 (C)


Gregory T. Royal Employment Agreement Dated October 1, 2004

                                SCHEDULE 3.7 (D)


                                      NONE

                                SCHEDULE 3.8 (A)


                                      NONE

                                SCHEDULE 3.8 (D)



                                      NONE

                                SCHEDULE 3.9 (A)


                                      NONE

                                SCHEDULE 3.9 (B)


                                      NONE

                                SCHEDULE 3.9 (C)


                                      NONE

                                  SCHEDULE 3.10


Agreements set forth in Schedule 3.7(A)

Cynthia A. Garr __Promissory Notes          $  72,725.19
Cynthia A. Garr___Unreimbursed Expenses     $  30,510.00
Gregory T. Royal__Deferred Wages            $300,466.12
Gregory T. Royal__Unreimbursed Expenses     $   8,563.94

                                  SCHEDULE 3.12


                                      NONE

                                  SCHEDULE 3.13


XSwitch
XCommand
QSwitch
QCommand
VSwitch
VCommand
QuickRecord Call Recording (On Demand)
QuickRecord Call Recording  (Continuous)
Rapid Broadcast  Text/Audio  Broadcasting
Rapid Broadcast  Paging/Intercom - IP Phones
Rapid  Broadcast  Paging/Intercom  - Analog  devices
Virtual  Directory Integration  (LDAP)
Phone Assist CTI Desktop  Client  (Enhanced)
XBridge  Phone Object Platform - Rules Engine
XBridge Phone Object Platform - Grouping Engine
XBridge  Service Level Manager  Platform - Security  Management
XBridge Service Level Manager Platform - Monitoring Management
XBridge Conference Connect Bridge
Phone Verify Pin Code  Confirmation
XBridge  Content  Streaming
Phone  Modeler
XBridge  Integrated Media  Architecture  Platform  Clustering
XBridge Integrated Media Architecture Platform Replication
XBridge Integrated Media Architecture  Platform  Master/SalveCall  Recording (On
   Demand)
RapidBroadcast  Text/Audio  Broadcasting
XBridge Integration H.323 Stack
XBridge  Integration SIP Stack
XBridge  Integration  SOAP  Integration
Software License Agreement with CNH Holdings Company dated 05/05/2003

                                  SCHEDULE 3.18


Family Information Systems Agreement dated 05/01/2003 Software License Agreement with CNH Holdings Company dated 05/05/2003 Maintenance and Services Agreement with Statement of Works dated 06/30/2003 All Agreements in Schedule 3.10

                                  SCHEDULE 4.2
Convertible Note Purchase Agreements dated 12/13/2004 for $1,145,000 Warrant Agreements dated 12/31/2004 for 1,145,000 shares

------- ----------------------------------------------- -------------- ----------------------------

                             NAME                        TOTAL NOTE     TOTAL NUMBER OF WARRANTS
                                                         AGREEMENTS
------- ----------------------------------------------- -------------- ----------------------------
  1.    Ronald Mahabir                                  $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
  2.    Stanley A. Worthley                             $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
  3.    Daniel W. Kuhlein                               $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
  4.    Edward or Cora Rauth Napolitan                  $10,000                  10,000
------- ----------------------------------------------- -------------- ----------------------------
  5.    John W. & Donna L. Stone                        $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
  6.    Jacob Angrest                                   $30,000                  30,000
------- ----------------------------------------------- -------------- ----------------------------
  7.    Shapiro Family Trust Dated January 9, 1989      $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
  8.    Tim Robertson                                   $20,000                  20,000
------- ----------------------------------------------- -------------- ----------------------------
  9.    Bell Family Limited Partnership                 $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
 10.    Katherine B. Lane or Richard Lane               $59,000                  59,000
------- ----------------------------------------------- -------------- ----------------------------
 11.    Ralph C. Wintrode Trustee of Ralph C.           $50,000                  50,000
        Wintrode Trust UDT dated May 9, 2001
------- ----------------------------------------------- -------------- ----------------------------
 12.    Marc Inderhees                                  $20,000                  20,000
------- ----------------------------------------------- -------------- ----------------------------
 13.    Lawrence H. Newman                              $22,000                  22,000
------- ----------------------------------------------- -------------- ----------------------------
 14.    Linda Slate                                     $10,000                  10,000
------- ----------------------------------------------- -------------- ----------------------------
 15.    Mark Johnson                                    $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
 16.    Andrew Sazama                                   $26,000                  26,000
------- ----------------------------------------------- -------------- ----------------------------
 17.    Daniel Bell II or Rebecca Bell                  $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 18.    Mellon Bank of New England Ralph C. Wintrode    $50,000                  50,000
        IRA
------- ----------------------------------------------- -------------- ----------------------------
 19.    Jeffrey Q. Lewis                                $45,000                  40,000
------- ----------------------------------------------- -------------- ----------------------------
 20.    American Corp Register Inc                      $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
 21.    Katherine Lane UTA Charles Schwab & Co Inc.     $15,000                  15,000
        SEP-IRA DTD 04/07/98
------- ----------------------------------------------- -------------- ----------------------------
 22.    Lawrence H. Newman IRA Contributory Charles     $20,000                  20,000
        Schwab Custodian
------- ----------------------------------------------- -------------- ----------------------------
 23.    Michael C. Fletcher Sr. and Donna F. Fletcher   $15,000                  15,000
        Family Trust dated 12/20/90
------- ----------------------------------------------- -------------- ----------------------------
 24.    Kurt Jechel                                     $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 25.    Michael K. Winslow                              $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 26.    Vincent de Philippis                            $100,000                 100,000
------- ----------------------------------------------- -------------- ----------------------------
 27.    Sam Slay                                        $81,000                  81,000
------- ----------------------------------------------- -------------- ----------------------------
 28.    Khanh Nguyen                                    $20,000                  20,000
------- ----------------------------------------------- -------------- ----------------------------
 29.    Robert C. Pellman Trustee for 2004 Robert C.    $15,000                  15,000
        Pellman Revocable Trust
------- ----------------------------------------------- -------------- ----------------------------
 30.    Rocky Mountain Customer Services, Inc.          $110,000                 110,000
------- ----------------------------------------------- -------------- ----------------------------
 31.    T.C.R LP Trust                                  $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
 32.    Irene or Kon Cherewan                           $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 33.    W. J. Matthews                                  $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 34.    Antonio Diaz MD                                 $13,000                  13,000
------- ----------------------------------------------- -------------- ----------------------------
 35.    Alex Groswird                                   $30,000                  30,000
------- ----------------------------------------------- -------------- ----------------------------

Stock Option Agreements:

        ---------------------------- ------------------------ ------------------------
                          Number of Shares Strike Price
        ---------------------------- ------------------------ ------------------------
        Derek P Downs                        275,000                   $1.30
        ---------------------------- ------------------------ ------------------------
        Gregory T Royal                      275,000                   $1.10
        ---------------------------- ------------------------ ------------------------
        Cynthia A Garr                       275,000                   $1.10
        ---------------------------- ------------------------ ------------------------
        Andrew Hurzeler                      40,000                    $1.30
        ---------------------------- ------------------------ ------------------------
        Larry Tuttle                         40,000                    $1.30
        ---------------------------- ------------------------ ------------------------
        Jim Miller                           30,000                    $1.10
        ---------------------------- ------------------------ ------------------------
        Lisa Anderson                        15,000                    $1.30
        ---------------------------- ------------------------ ------------------------
        Ramana Guntor                        10,000                    $1.30
        ---------------------------- ------------------------ ------------------------
        Linda Slate                          10,000                    $1.10
        ---------------------------- ------------------------ ------------------------
        Mike Baker                           10,000                    $1.10
        ---------------------------- ------------------------ ------------------------
        Greg Oliver                          10,000                    $1.10
        ---------------------------- ------------------------ ------------------------
        Heather Baggett                      10,000                    $1.10
        ---------------------------- ------------------------ ------------------------
        Robert Johnston                      10,000                    $1.10
        ---------------------------- ------------------------ ------------------------
        Frederick Bastel                       5,000                   $1.10
        ---------------------------- ------------------------ ------------------------
        Charlie Stidham                        400,000                 $2.00
        ---------------------------- ------------------------ ------------------------
        Mark S Pierce                          400,000                 $2.00
        ---------------------------- ------------------------ ------------------------

                                  SCHEDULE 4.4


                                      NONE

                                SCHEDULE 4.5 (C)


                                      NONE

                                  SCHEDULE 4.8


In January 2005, the Company was served as a third party defendant in a law suit stemming from certain transactions that occurred in 2000. The plaintiff's are claiming right to approximately 60,000 shares of the Company's common stock. The Company believes that the plaintiff's have no rights to these shares and that the matter's alleged were settled in prior litigation.

                                  SCHEDULE 4.9


Maintenance and Services Agreement with Statement of Works dated 06/30/2003 Memshalah Realty 11/01/2003 - Lease period ending 11/30/09 (Office Lease)